Exhibit 10.30

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective March 16, 2006, by and between InPhonic, Inc., a Delaware corporation (the “Company”), and Lawrence S. Winkler, an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement effective January 19, 2004 (the “Agreement”) setting forth the terms and conditions upon which the Company agreed to employ the Executive; and

WHEREAS, the parties now desire to amend the Agreement to the extent, and only to the extent, provided herein; and

WHEREAS, any terms not otherwise defined herein shall have the meanings given to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as set forth below.

1. MODIFIED AGREEMENT TERMS. The Agreement is hereby amended to reflect the following terms:

Amendment to Section 4.4 Vesting of Common Stock Options Upon a Change in Control of the Agreement. The first sentence of Section 4.4 shall be deleted in its entirety and amended to read: “Notwithstanding anything to the contrary in the foregoing Section 4.3, unless the Common Stock Options or any other stock options, restricted stock or other equity awards provided during the Executive’s employment with the Company (collectively, for purposes of this Agreement, the “Equity Awards”) have been terminated, one hundred percent (100%) of the unvested Equity Awards will vest upon termination of the Executive’s employment with the Company if such termination occurs coincident or within one hundred eighty (180) calendar days immediately following a Change in Control.” Other than as set forth in this Amendment, all of the remaining terms and conditions of Section 4.4 shall continue in full force and effect.

2. RATIFICATION. Except as provided herein, the Agreement and its terms and provisions shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of each of the Company and the Executive and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Amendment.

3. CONTROLLING LAW. This Amendment shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws and decisions of the State of Maryland, without regard to its principles of conflicts of law.

4. MISCELLANEOUS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Amendment shall remain unchanged.

5. ENTIRE AGREEMENT. This Amendment and any exhibit hereto sets forth the entire agreement and understanding of the parties hereto in respect of the matters described herein. The terms herein may not be changed verbally but only by an instrument in writing signed by the party against which enforcement of the change is sought.

6. COUNTERPARTS. This Amendment may be executed in two or more counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be considered binding on the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

COMPANY:	EXECUTIVE:

INPHONIC, INC.

/s/ David A. Steinberg	/s/ Lawrence S. Winkler
David A. Steinberg	Lawrence S. Winkler
Chairman and Chief Executive Officer	Chief Financial Officer

2